SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2014

PEOPLES FEDERAL BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34801	27-2814821
(State or Other Jurisdiction Identification No.)	(Commission File No.)	(I.R.S. Employer of Incorporation)

435 Market Street, Brighton, Massachusetts	02135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 254-0707

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

This Form 8-K is being filed pursuant to a memorandum of understanding dated as of November 19, 2014 regarding the settlement of certain litigation relating to the Agreement and Plan of Merger, dated as of August 5, 2014, by and among Peoples Federal Bancshares, Inc. (“Peoples”), Peoples Federal Savings Bank (“Peoples Bank”), Independent Bank Corp (“Independent”) and Rockland Trust Company (“Rockland”).

Settlement of Certain Litigation

As previously disclosed on page 12 and page 63 of the definitive proxy statement/prospectus of Peoples dated October 17, 2014, included in Independent’s Registration Statement on Form S-4, under the heading “Litigation Relating to the Merger,” an action captioned Morris et. al. v Peoples Federal Bancshares, Inc., Case No. 24C14005836 was filed in the Circuit Court for Baltimore City (the “Maryland Court”). The action was filed on behalf of a putative class of Peoples’ stockholders against Peoples, its current directors, Peoples Bank, Independent and Rockland.

The Peoples’ complaint generally alleges, among other things, that (i) the Peoples’ directors breached their fiduciary duties by approving the merger and failed to maximize stockholder value; (ii) Peoples and Independent aided and abetted such breaches; and (iii) the proxy statement was deficient in that it failed to disclose certain information. The complaint seeks, among other relief, injunctive relief, damages and attorney’s fees. Peoples’, its board of directors, Peoples Bank, Independent and Rockland deny any wrongdoing in connection with the proposed merger and maintain that they diligently and scrupulously complied with any and all fiduciary and other legal duties.

On November 19, 2014, the defendants entered into a memorandum of understanding with the Morris et. al v Peoples Federal Bancshares, Inc. plaintiffs regarding the settlement of that action. In connection with the settlement contemplated by the memorandum of understanding, Peoples has agreed to make certain additional disclosures related to the proposed merger, which are contained in this Form 8-K. The memorandum of understanding contemplates that the parties will seek to enter into a stipulation of settlement.

The stipulation of settlement will be subject to customary conditions, including court approval following notice to Peoples stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Maryland Court will consider the fairness, reasonableness, and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Maryland Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may not be consummated.

Supplement to Definitive Proxy Statement

The information set forth below supplements the proxy statement/prospectus of Peoples dated October 17, 2014, and should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Terms used below shall have the meanings set forth in the proxy statement/prospectus (unless otherwise defined below).

The following disclosure supplements the discussion on page 39 of the proxy statement/ prospectus concerning the formation of a working group to assist the board of directors of Peoples in its consideration of strategic alternatives available to Peoples.

Mr. Sullivan, acting within his authority as Chairman and Chief Executive Officer of Peoples, determined that a small group of Peoples board members and executive management should investigate alternative means of enhancing stockholder value. Mr. Sullivan believed that the members of the working group, consisting of two non-director members of the executive management of Peoples, two members of executive management of Peoples who were also board members and two independent directors, possessed the professional knowledge and experience that put the working group in a position to be of assistance to the full board of directors in making an assessment of the strategic alternatives available to Peoples. The full board of directors of Peoples ratified the appointment of the members of the working group and authorized them to investigate the possibility of various strategic alternatives, including a merger transaction. The working group was not intended to be “independent,” as it included four members of executive management and the role of the working group was purely investigative.

The following disclosure supplements the disclosure on page 39 regarding decisions taken at the March 18, 2014 board of directors meeting of Peoples.

At its March 18, 2014 board meeting, the Peoples board considered multiple strategic alternatives, including remaining independent, seeking to make an acquisition, and seeking a sale of Peoples. The board did not at that time rule out any strategic alternatives, and it directed an investigation of the possibility of a potential affiliation or a sale of Peoples and the retention of a financial advisor and acquisition counsel to assist in that investigation.

The board preserved the option to discontinue this investigation and pursue other strategic alternatives at any time, if those alternatives were more advantageous.

The following disclosure supplements the disclosure on page 39 regarding the potential strategic alternatives available to Peoples.

In addition to a discussion of considerations relating to remaining independent and the prospects of Peoples acquiring another financial institution, Sandler O’Neill presented a list of potential buyers to the working group. At least nine organizations were discussed and evaluated for their respective ability and willingness to pay, strategic fit with Peoples, quality of their stock (where relevant), regulatory considerations and pricing discipline. The financial organizations discussed included several active acquirors in the Boston market as well as potential entrants to that market. The board of Peoples, after considering the advice of Sandler O’Neill, concluded that three of these institutions represented the greatest potential for an affiliation and greatest benefit to Peoples’ stockholders.

The following disclosure supplements the disclosure on page 40 regarding Sandler O’Neill’s discussions with potential partners between June 12 and June 17, 2014.

Sandler O’Neill was acting under the authority of Peoples’ executive management and had no specific price target when it requested an increase in the amounts offered before presentation of the indications of interest at the June 17, 2014 Peoples’ board of directors meeting. Sandler O’Neill was directed by the board to obtain the highest possible price from each of the prospective buyers. Sandler did not disclose the proposal of any potential buyer to any other potential buyer.

The following disclosure supplements the disclosure on page 40 regarding the Peoples board’s decision to negotiate exclusively with Independent.

In making its decision to negotiate exclusively with Independent, the board considered: (i) Independent’s proposal was higher than the proposal of the other party and Independent had agreed to increase its proposal in exchange for a period of exclusivity; (ii) the board’s determination that Independent’s stock was a better investment than the stock of the other interested organization; and (iii) the other party had declined to increase its proposal and had advised Sandler O’Neill that its indication of interest represented its best proposal. The board concluded that an affiliation with Independent represented the greatest potential for maximizing stockholder value, and the opportunity for Peoples’ stockholders to hold Independent stock was deemed by the Peoples board to be advantageous.

The following disclosure supplements the disclosure on appearance of conflicts of interest.

The executive management and directors of Peoples had no prior relationship with Independent and none of Peoples’ executive management has ever worked for Independent nor have any of Independent’s executive management worked for Peoples. No Peoples director had served as a director of Independent nor had any Independent director served as a Peoples director. The members of executive management of Peoples had only a professional acquaintance with Independent’s executive management team. Independent’s executive management had only a professional acquaintance with Peoples’ executive management.

As disclosed by incorporation by reference, Peoples’ 2014 proxy statement, and Annual Report on Form 10-K for the year ended September 30, 2013, Maurice H. Sullivan, III is the son of Maurice H. Sullivan, Jr., Peoples’ chief executive officer, and is a partner of Bingham McCutchen, LLP, which is acting as Peoples’ counsel in connection with the merger.

The following disclosure supplements the disclosure on page 51 under the caption Net Present Value Analysis.

The earnings estimates per share for each of the years ending September 30, 2014 through 2018 were $0.37, $0.41, $0.41, $0.41 and $0.42.

The following disclosure supplements the disclosure on page 59 of the proxy statement/prospectus regarding modifications made to the employment agreement and salary continuation agreement of Messrs. Sullivan and Leetch.

At the request of Independent, each of Messrs. Sullivan and Leetch agreed to enter into a settlement agreement instead of receiving payments pursuant to their existing employment agreements and other compensation arrangements with Peoples. In addition, Messrs. Sullivan and Leetch entered into consulting and non-competition agreements with Rockland Trust effective upon the closing of the merger. The entry by Messrs. Sullivan and Leetch into these new agreements did not result in either executive receiving or being entitled to receive any materially greater compensation than had been entitled under their previously existing employment agreements and other compensation arrangements with Peoples.

The negotiations of these agreements took place in the period from July 3, 2014 to August 4, 2014.

Additional Information About this Transaction

In connection with the proposed merger, Independent filed with the Securities and Exchange Commission a Registration Statement on Form S-4 on September 18, 2014, that includes a proxy statement of Peoples that also constitutes a prospectus of Independent. Peoples mailed the proxy statement/prospectus to its stockholders on or about October 17, 2014. Investors and stockholders are urged to read the definitive proxy statement/prospectus because it contains important information. You may obtain a free copy of the definitive proxy statement/prospectus and other related documents filed by Independent and People’s with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and the other documents may also be obtained for free by accessing Independent’s website at www.Rocklandtrust.com under the tab “Investor Relations” and then under the heading “Financial Information” or by accessing Peoples website at www.pfsb.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

Participants in this Transaction

Independent and Peoples and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from Peoples’ stockholders in favor of the merger with Independent. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Peoples’ stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus filed with the SEC. You can find information about the executive officers and directors of Independent in its Annual Report on Form 10-K for the year ended December 31, 2013 and in its definitive proxy statement filed with the SEC on March 25, 2014. You can find information about Peoples executive officers and directors in its Annual Report on Form 10-K for the year ended September 30, 2013 and its definitive proxy statement filed with the SEC on January 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PEOPLES FEDERAL BANCSHARES, INC.

DATE: November 20, 2014	By:	/s/ Maurice H. Sullivan, Jr.
Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer